Exhibit 99.1

NewAge, Inc. Receives Notification from Nasdaq Related to Delayed Annual

Report on Form 10-K

SALT LAKE CITY, April 4, 2022 – As previously announced, on March 16, 2022, NewAge, Inc. (Nasdaq: NBEV) (the “Company” or “NewAge”), filed a Notification of Late Filing on Form 12b-25 indicating that the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”) would be delayed. In addition, on March 31, 2022, the Company filed a Form 8-K indicating that the Company would be unable to file its Annual Report within the 15-day extension. As expected, on April 1, 2022, the Company received a letter from Nasdaq stating that, as a result of the delay, the Company is not in compliance with the timely filing requirement for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Nasdaq Listing Rule”).

This notification has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Capital Market; however, if the Company fails to timely regain compliance with the Nasdaq Listing Rule, the Company’s common stock will be subject to delisting from Nasdaq.

Nasdaq indicated that the Company must submit a plan of compliance (the “Plan”) within 60 days, or no later than May 31, 2022, addressing how it intends to regain compliance with the Nasdaq Listing Rule and, if Nasdaq accepts the Plan, it may grant an extension of up to 180 days from the original filing due date of the Annual Report, or until September 27, 2022, to regain compliance.

The Company is working diligently and expects to file the Annual Report within the 60-day period described above, which would eliminate the need for the Company to submit a formal plan to regain compliance; however, no assurance can be given as to the definitive date on which the Annual Report will be filed.

About NewAge, Inc.

NewAge is a purpose-driven company dedicated to inspiring the planet to Live Healthy™. NewAge commercializes a portfolio of healthy products worldwide primarily through a direct selling route to market distribution system across more than 50 countries. The company competes in three major category platforms including health and wellness, inner and outer beauty, and nutritional performance and weight management — through a network of exclusive independent Brand Partners, empowered with the leading social selling tools and technology available worldwide. More information on the Company can be found at www.NewAgeGroup.com.

Forward Looking Statements

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to the Company’s management. Forward-looking statements include statements regarding the Company’s ability to file its Annual Report for the year ended December 31, 2021. The Company’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the Securities and Exchange Commission (“SEC”), each of which can be found on the SEC’s website, www.sec.gov, or the investor relations section of the Company’s website, investors.newagegroup.com. Except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Investors

NewAge, Inc.

Lisa Mueller

VP, Investor Relations

ir@newage.com